Exhibit 99.1

SOLARIS OILFIELD INFRASTRUCTURE ANNOUNCES FIRST QUARTER 2018 RESULTS

First Quarter 2018 Highlights

•     Record net income of $13.4 million

•	Record adjusted EBITDA of $21.9 million; 44% increase versus fourth quarter 2017 and up 259% year-over-year

•     Record revenue of $36.0 million; 43% increase versus fourth quarter 2017 and up 249% year-over-year

•     Record 7,673 revenue days; 25% increase versus fourth quarter 2017 and up 192% year-over-year

•     Added 21 proppant management systems to the rental fleet; total of 98 systems at quarter-end

HOUSTON, May 8, 2018 (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), a leading independent provider of supply chain management and logistics solutions designed to drive efficiencies and reduce costs for the oil and natural gas industry, today reported financial results for the first quarter 2018, as further described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Securities and Exchange Commission (the “SEC”) today.

First Quarter 2018 Financial Review

Solaris reported net income of $13.4 million, or $0.23 per diluted share, for first quarter 2018, compared to net income of $4.8 million in first quarter 2017 and net income of $9.2 million, or $0.13 per diluted share, in fourth quarter 2017. First quarter 2018 net income included certain non-recurring items, including approximately $1.7 million of earn-out payments in connection with the Railtronix acquisition and $0.6 million of IPO-related compensation expense.

Adjusted EBITDA for the first quarter was $21.9 million, an increase of $15.8 million from first quarter 2017 and an increase of $6.7 million compared to fourth quarter 2017. A description of adjusted EBITDA and a reconciliation to net income, its most directly comparable GAAP measure, is provided below.

Adjusted pro forma net income for the first quarter was $14.5 million, or $0.31 per fully exchanged and diluted share, an increase of $11.3 million and $0.24 per fully exchanged and diluted share from first quarter 2017 and an increase of $5.5 million and $0.11 per fully exchanged and diluted share compared to fourth quarter 2017. A description of adjusted pro forma net income and a reconciliation to net income attributable to Solaris, its most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are provided below.

Revenues were $36.0 million for the quarter, an increase of $25.7 million, or 249%, compared to first quarter 2017, and an increase of $10.8 million, or 43%, compared to fourth quarter 2017.

During first quarter 2018, the Company generated 7,673 revenue days, the combined number of days that its systems earned revenue during the quarter, a 192% increase from first quarter 2017, and up 25% compared to fourth quarter 2017. Customer demand and adoption rates for Solaris’ systems continue to grow as proppant consumption and intensity increase across the industry and customers realize the benefits of Solaris’ technology.

Capital Expenditures and Liquidity

Driven by strong customer demand and continued customer adoption of our proppant management systems and services, the Company invested $41.2 million during the first quarter, which included adding 21 systems to the fleet, ending the quarter with 98 systems. The Company’s first quarter capital expenditures also included $10.7 million in construction activities related to the Kingfisher Facility. These investments help address rising customer demand and are expected to drive future earnings and cash flow growth for Solaris.

As previously disclosed, the Company also entered into a new credit agreement with certain lenders in January 2018. The credit facility has a term of four years and is composed of a $20.0 million revolver and a $50.0 million delayed draw term loan.

As of April 30, 2018, the Company had approximately $90.0 million of liquidity, including $21.0 million in cash and $69.0 million of availability under the undrawn credit facility.

Operational Update and Outlook

We currently have 108 systems in the rental fleet, all of which are deployed to customers. The Permian Basin continues to be our most active area, followed by the Eagle Ford Shale, SCOOP/STACK formations, Marcellus/Utica Shale, the Rockeis, the Haynesville Shale and the Barnett Shale. Our systems are highly mobile and can be deployed quickly in response to customer demand.

Proppant supply disruptions and logistic complexities continue to drive demand for our products and services. To meet growing demand, we increased our manufacturing rate earlier this year and delivered eight systems per month to the rental fleet in March and April, the highest monthly manufacturing rate the Company has achieved in its history. Based on our current manufacturing outlook, we expect to end the second quarter with 120 to 122 systems in the fleet and expect to end the third quarter with 142 to 146 systems in the fleet.

Transloading and construction activity continues at the Kingfisher Facility. Completion of the initial phase of construction remains on track for August 2018. In the interim, we are providing direct rail-to-truck transloading service for our anchor customer, and have received our first unit train from an additional customer.

The Company has made significant progress integrating the PropView® and Railtronix™ inventory management systems. We have created a custom dashboard for our anchor customer at the Kingfisher Facility that provides live proppant inventory data across the supply chain, including (i) via railcars that are inbound to several transloading facilities in Oklahoma, (ii) available at the transloading facilities, (iii) via trucks that are outbound to various well sites and (iv) available on well sites throughout the basin. We believe we are uniquely positioned to capture this data from mine to well head.

Solaris’ Chief Executive Officer Greg Lanham commented “We continued to execute on our plan in the first quarter and we are excited about the outlook for the business. We are the industry leader in new generation well site proppant management solutions and we are focused on continuing to drive efficiencies to help save our customers money and provide solutions to help manage their supply chain challenges. Through our integration with Railtronix, we are now able to provide our customers with the physical and digital tools to optimize their proppant supply chain management from source to destination.”

Conference Call

The Company will host a conference call to discuss its first quarter 2018 results on Wednesday, May 9, 2018 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978. To join the conference call from outside of the United States, participants may dial (412) 317-6594. When instructed, please ask the operator to be joined to the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 10119081. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) manufactures and provides patented mobile proppant management systems that unload, store and deliver proppant at oil and natural gas well sites. These patented systems are deployed in many of the most active oil and natural gas basins in the United States, including the Permian Basin, the Eagle Ford Shale, the STACK/SCOOP formation and the Haynesville Shale. Solaris’ high-capacity transload facility in Kingfisher, Oklahoma serves customers with operations in the STACK/SCOOP formation. Additional information is available on the Solaris’ website, www.solarisoilfield.com.

Website Disclosure

We use our website (www.solarisoilfield.com) as a routine channel of distribution of company information, including news releases, analyst presentations, and supplemental financial information, as a means of disclosing material non-public information and for complying with our disclosure obligations under SEC Regulation FD. Accordingly, investors should monitor our website in addition to following press releases, SEC filings and public conference calls and webcasts. Additionally, we provide notifications of news or announcements on our investor relations website. Investors and others can receive notifications of new information posted on our investor relations website in real time by signing up for email alerts.

None of the information provided on our website, in our press releases, public conference calls and webcasts, or through social media channels is incorporated by reference into, or deemed to be a part of, this Current Report on Form 8-K or will be incorporated by reference into any other report or document we file with the SEC unless we expressly incorporate any such information by reference, and any references to our website are intended to be inactive textual references only.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for the construction and operation of our new Kingfisher Facility, current and potential future long-term contracts and our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Revenue
Proppant system rental	$27,405	$8,401	$20,093
Proppant system services	7,509	1,923	4,906
Transloading services	450	—	—
Proppant inventory software services	654	—	205
Total revenue	36,018	10,324	25,204
Operating costs and expenses
Cost of proppant management system rental (excluding $2,635 and $1,029 of depreciation and amortization for the three months ended March 31, 2018 and 2017, respectively, shown separately)	1,418	350	1,033
Cost of proppant management system services (excluding $237 and $63 of depreciation and amortization for the three months ended March 31, 2018 and 2017, respectively, shown separately)	9,106	2,074	5,544
Cost of transloading services (excluding $5 of depreciation and amortization for the three months ended March 31, 2018, shown separately)	332	—	—
Cost of proppant inventory software services (excluding $212 of depreciation and amortization for the three months ended March 31, 2018, shown separately)	256	—	76
Depreciation and amortization	3,202	1,164	2,359
Salaries, benefits and payroll taxes	2,621	1,008	3,522
Selling, general and administrative (excluding $113 and $72 of depreciation and amortization for the three months ended March 31, 2018 and 2017, respectively, shown separately)	1,880	877	1,424
Other operating expenses	1,677	—	153
Total operating cost and expenses	20,492	5,473	14,111
Operating income	15,526	4,851	11,093
Interest expense	(84)	(22)	(26)
Income (loss) pursuant to Tax Receivable Agreements	—	—	22,939
Other income	—	(25)	—
Total other income (expense)	(84)	(47)	22,913
Income before income tax expense	15,442	4,804	34,006
Provision for income taxes	2,027	22	24,762
Net income	13,415	4,782	9,244
Less: net income loss related to Solaris LLC	—	(4,782)	—
Less: net income related to non-controlling interests	(7,485)	—	(7,137)
Net income attributable to Solaris	$5,930	$—	$2,107

Earnings per share of Class A common stock - basic (1)	$0.24	$—	$0.13
Earnings per share of Class A common stock - diluted (1)	$0.23	$—	$0.13

Basic weighted average shares of Class A common stock outstanding (1)	23,884	—	15,120
Diluted weighted average shares of Class A common stock outstanding (1)	24,073	—	15,508

(1) – Represents earnings per share of Class A common stock and weighted average shares of Class A common stock outstanding for the period following the IPO.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash	$26,413	$63,421
Accounts receivable, net	20,066	12,979
Prepaid expenses and other current assets	6,189	3,622
Inventories	7,124	7,532
Total current assets	59,792	87,554
Property, plant and equipment, net	193,783	151,163
Goodwill	17,236	17,236
Intangible assets, net	5,125	5,335
Deferred tax assets	32,775	25,512
Other assets	1,152	260
Total assets	$309,863	$287,060
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,086	$5,000
Accrued liabilities	13,067	15,468
Current portion of capital lease obligations	33	33
Total current liabilities	18,186	20,501
Capital lease obligations, net of current portion	173	179
Payables related to parties pursuant to Tax Receivable Agreement	51,217	24,675
Other long-term liabilities	135	145
Total liabilities	69,711	45,500
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 25,149 issued and 25,133 outstanding as of March 31, 2018 and 19,026 issued and 19,010 outstanding as of December 31, 2017	252	190
Class B common stock, $0.00 par value, 180,000 shares authorized, 20,907 shares issued and outstanding as of March 31, 2018 and 26,811 issued and outstanding as of December 31, 2017	—	—
Additional paid-in capital	121,589	121,727
Accumulated earnings	9,566	3,636
Treasury stock (at cost), 16 shares as of March 31, 2018 and December 31, 2017	(261)	(261)
Total stockholders' equity attributable to Solaris and members' equity	131,146	125,292
Non-controlling interest	109,006	116,268
Total stockholders' equity	240,152	241,560
Total liabilities and stockholders' equity	$309,863	$287,060

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$13,415	$4,782
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,202	1,164
Loss on disposal of asset	3	25
Stock-based compensation	1,513	32
Amortization of debt issuance costs	63	12
Deferred income tax expense	1,906	—
Other	(9)	—
Changes in assets and liabilities:
Accounts receivable	(7,087)	(1,011)
Prepaid expenses and other assets	(2,569)	(3,567)
Inventories	(7,124)	(451)
Accounts payable	510	1,458
Accrued liabilities	620	397
Net cash provided by operating activities	4,443	2,841
Cash flows from investing activities:
Investment in property, plant and equipment	(41,160)	(7,618)
Proceeds from disposal of asset	—	8
Investment in intangible assets	(6)	(6)
Net cash used in investing activities	(41,166)	(7,616)
Cash flows from financing activities:
Payments under capital leases	(7)	(7)
Payments under notes payable	—	(60)
Proceeds from stock option exercises	676	—
Payments related to debt issuance costs	(954)	—
Proceeds from pay down of promissory note related to membership units	—	3,052
Net cash provided by (used in) financing activities	(285)	2,985
Net decrease in cash	(37,008)	(1,790)
Cash at beginning of period	63,421	3,568
Cash at end of period	$26,413	$1,778
Non-cash activities
Investing:
Capitalized depreciation in property, plant and equipment	$140	$156
Property and equipment additions incurred but not paid at period-end	6,267	625
Financing:
Notes payable issued for property, plant and equipment	—	186
Accrued interest from notes receivable issued for membership units	—	57
Cash paid for:
Interest	11	43

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION — ADJUSTED EBITDA

(In thousands)

(Unaudited)

We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income (loss), plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. We define Adjusted EBITDA as EBITDA plus (i) unit-based compensation expense and (ii) certain non-cash charges and unusual or non-recurring charges.

We believe that our presentation of EBITDA and Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended
	March 31,		December 31,
	2018	2017	2017

Net income	$13,415	$4,782	$9,244
Depreciation and amortization	3,202	1,164	2,359
Interest expense, net	84	22	26
Income taxes (1)	2,027	22	24,762
EBITDA	$18,728	$5,990	$36,391
IPO bonuses (2)	588	—	581
Stock-based compensation expense (3)	925	32	1,039
Non-recurring cash bonuses (4)	1,679	—	—
Loss on disposal of assets	3	—	47
Non-recurring organizational costs (5)	—	90	—
Change in payables related to parties pursuant to tax receivable agreement (6)	—	—	(22,939)
Other (7)	—	—	107
Adjusted EBITDA	$21,923	$6,112	$15,226

(1)Income taxes include add back for federal and state taxes, including $22,637 in the three months ended December 31, 2017 related to the Tax Cuts and Jobs Act.

(2)Stock-based compensation expense related to restricted stock awards with one-year vesting that were granted to certain employees and consultants in connection with the Offering.

(3)Represents stock-based compensation expense of $925 and $1,012 for the three months ended March 31, 2018 and December 31, 2017, respectively, related to restricted stock awards with three-year vesting and $32 and $27 for the three months ended March 31, 2017 and December 31, 2017 related to the options issued under our long-term incentive plan.

(4)Certain performance-based cash awards paid in connection with the purchase of Railtronix upon the achievement of certain financial milestones.

(5)Certain non-recurring organization costs in 2017 associated with our IPO.

(6)Other income related to the change in payables related to parties pursuant to the tax receivable agreement includes ($21,936) related to the Tax Cuts and Jobs Act.

(7)Non-recurring transaction costs.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION — ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY EXCHANGED AND DILUTED SHARE

(In thousands)

(Unaudited)

Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris LLC not held by Solaris Oilfield Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding Solaris LLC Units, after giving effect to the dilutive effect of outstanding equity-based awards.

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Three months ended
	March 31,		December 31,
	2018	2017	2017
Numerator:
Net income attributable to Solaris	$5,930	$—	$2,107
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	7,485	4,782	7,137
IPO bonuses (2)	588	—	581
Non-recurring cash bonuses (3)	1,679	—	—
Loss on disposal of assets	3	—	47
Non-recurring organizational costs (4)	—	90	—
Change in payables related to parties pursuant to tax receivable agreement (5)	—	—	(21,936)
Remeasurement of deferred tax assets	—	—	22,637
Other (6)	—	—	107
Income tax (expense)/benefit	(1,235)	(1,767)	(1,751)
Adjusted pro forma net income	$14,450	$3,105	$8,929
Denominator:
Weighted average shares of Class A common stock outstanding - diluted	24,073	—	15,508
Adjustments:
Assumed exchange of Solaris LLC Units for shares of Class A common stock (1)	23,202	42,466	29,888
Adjusted pro forma fully exchanged weighted average shares of Class A common stock outstanding - diluted	47,275	42,466	45,396
Adjusted pro forma earnings per fully exchanged share - diluted	$0.31	$0.07	$0.20

(1)

Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)	Stock-based compensation expense related to restricted stock awards with one-year that were granted to certain employees and consultants in connection with the Offering.

(3)	Certain performance-based cash awards paid in connection with the purchase of Railtronix upon the achievement of certain financial milestones.

(4)	Certain non-recurring organization costs in 2017 associated with our IPO.

(5)	Other income related to the remeasurement of payables related to parties pursuant to the tax receivable agreement of ($21,936) related to the Tax Cuts and Jobs Act.

(6)	Non-recurring transaction costs.

Contacts:

Kyle Ramachandran

Chief Financial Officer

(281) 501-3070

IR@solarisoilfield.com